                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                              (Amendment No. 8)*



                                 ABIOMED, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  003654 10 0
--------------------------------------------------------------------------------
                                (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_] Rule 13d-1(b)
    [_] Rule 13d-1(c)
    [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

                               Page 1 of 6 pages

------------------------------                    ------------------------------
CUSIP NO.  003654 10 0                                     Page 2 of 6 Pages
------------------------------                    ------------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Dr. David M. Lederman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            595,277 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             595,277 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      595,277 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      6.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                               Page 2 of 6 pages

------------------------------                    ------------------------------
CUSIP NO.  003654 10 0                                     Page 3 of 6 Pages
------------------------------                    ------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Ms. Natalie F. Lederman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            675,923 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             675,923 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      675,923 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                               Page 3 of 6 pages
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                                   Item 1(a)

Name of Issuer:  ABIOMED, Inc.

                                   Item 1(b)

Address of Issuer's Principal Executive Offices: 33 Cherry Hill Drive, Danvers, Massachusetts 01923


                                   Item 2(a)

Name of Person Filing:  David M. Lederman and Natalie F. Lederman


                                   Item 2(b)

Address of Principal Business Office or, if none, Residence: 33 Cherry Hill Drive, Danvers, Massachusetts 01923


                                   Item 2(c)

Citizenship:  USA


                                   Item 2(d)

Title of Class of Securities:  Common Stock, $.01 par value


                                   Item 2(e)

CUSIP Number:  003654 10 0


                                     Item 3

Not Applicable


                                     Item 4

Ownership:

    (a) Amount Beneficially Owned: David M. Lederman owns 595,277 shares of Common Stock. Natalie Lederman, his spouse, owns 675,923 shares of Common Stock. Each of Dr. Lederman and Ms. Lederman disclaims beneficial ownership of the shares held by the other.

    (b)  Percent of Class:  Dr. Lederman:   6.9%
                            Ms. Lederman    7.8%
                                           -----
                            Total:         14.7%

                               Page 4 of 6 pages
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    (c)  Number of Shares as to which such person has:

            (i) sole power to vote or to direct the vote:

                     Dr. Lederman:    595,277 shares
                     Ms. Lederman     675,923 shares
                                    ---------
                     Total:         1,271,200


            (ii) shared power to vote or to direct the vote:  0 shares


            (iii)  sole power to dispose or to direct the disposition of:

                     Dr. Lederman:    595,277 shares
                     Ms. Lederman     675,923 shares
                                    ---------
                     Total:         1,271,200


            (iv) shared power to dispose or to direct the disposition of:
0 shares


                                     Item 5

Ownership of Five Percent or Less of Class:  Not Applicable


                                     Item 6

Ownership of More than Five Percent on Behalf of Another Person:  Not Applicable


                                     Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable


                                     Item 8

Identification and Classification of Members of the Group:  Not Applicable


                                     Item 9

Notice of Dissolution of Group:  Not Applicable


                                    Item 10

Certification:  Not Applicable

                               Page 5 of 6 pages
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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 1999                       February 11, 1999
-----------------                       -----------------
Date                                    Date


/s/David M. Lederman                    /s/Natalie F. Lederman
--------------------                    ----------------------
Signature                               Signature


David M. Lederman                       Natalie F. Lederman
--------------------                    ---------------------
Name                                    Name

                               Page 6 of 6 pages